VSE Reports Financial Results for Fourth Quarter and Year Ended 2016
Revenues for the fourth quarter and the year increase

Alexandria, Virginia, February 27, 2017 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three months and twelve months ended December 31, 2016.

(in thousands, except per share data)
	Three Months ended December 31,			Twelve Months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Revenues	$214,901	$144,669	48.5%	$691,790	$533,982	29.6%
Operating income	$13,286	$15,116	-12.1%	$51,529	$50,539	2.0%
Net income	$7,184	$7,745	-7.2%	$26,793	$24,918	7.5%
EPS (Diluted)*	$0.66	$0.72	-8.3%	$2.47	$2.31	6.9%
*EPS amounts have been adjusted for all periods to reflect the two-for-one stock split that occurred on August 3, 2016

“We experienced steady revenue growth throughout 2016, led by renewed vigor in our Federal Services Group markets,” said VSE CEO Maurice “Mo” Gauthier. “Our commitment to our legacy services business has been rewarded as our government customer has refocused on strengthening our nation’s defense. Increased bookings and funding levels from our U.S. Department of Defense programs position us well heading into 2017. Our Supply Chain Management and Aviation groups continue to provide integral contributions to our financial performance. Additionally, our recent settlement of several long-standing litigation matters adversely impacted our fourth quarter and year end results, but provides financial resolution for 2016 and allows us to better focus on our future.”

Revenues were $214.9 million in the fourth quarter of 2016 compared to $144.7 million in the fourth quarter of 2015. For the full year, revenues were $691.8 million in 2016 compared to $534.0 million in 2015. These increases were primarily due to increased revenue from our Federal Services Group.

Operating income was $13.3 million in the fourth quarter of 2016 compared to $15.1 million in the fourth quarter of 2015. For the full year, operating income was $51.5 million in 2016 compared to $50.5 million in 2015. The decrease in operating income in the fourth quarter of 2016 resulted primarily from our Supply Chain Management and Aviation groups, and from the net results of litigation settlements described below.

Net income was $7.2 million in the fourth quarter of 2016, or $0.66 per diluted share, compared to $7.7 million, or $0.72 per diluted share in the fourth quarter of 2015. Net income was $26.8 million for the full year of 2016, or $2.47 per diluted share, compared to $24.9 million, or $2.31 per diluted share for the full year of 2015.

Bookings and funded contract backlog in our Federal Services and IT, Energy and Management groups were $458 million for the twelve months of 2016 compared to revenue for these groups of $353 million for the period, resulting in a book to bill ratio of 1.3. Funded contract backlog at December 31, 2016 was $322 million, compared to $400 million at September 30, 2016 and $238 million at December 31, 2015.

Non-GAAP Financial Information (unaudited)

For the three-month and twelve-month periods ended December 31, 2016
($ in thousands)	Three Month Results			Twelve Month Results
	2016	2015	% Change	2016	2015	% Change
Net Income	$7,184	$ 7,745	-7%	$ 26,793	$ 24,918	8%
Interest Expense	2,449	2,543	-4%	9,855	9,544	3%
Income Taxes	3,653	4,828	-24%	14,881	16,077	-7%
Amortization of Intangible Assets	4,004	3,807	5%	16,067	15,576	3%
Depreciation and Other Amortization	2,527	2,519	0%	9,979	9,965	0%
EBITDA	19,817	21,442	-8%	77,575	76,080	2%
Earn-Out Adjustments (Income)/Expense	-	(609)		(1,329)	426
Acquisition Transaction Costs	-	130		0	618
Adjusted EBITDA	$19,817	$ 20,963	-5%	$ 76,246	$ 77,124	-1%

EBITDA was approximately $19.8 million for the fourth quarter and approximately $77.6 million for the twelve months of 2016, compared to approximately $21.4 million for the fourth quarter and approximately $76.1 for the twelve months of 2015. Adjusted EBITDA was approximately $19.8 million for the fourth quarter and approximately $76.2 for the twelve months of 2016, compared to approximately $21.0 million for the fourth quarter and approximately $77.1 million for the twelve months of 2015.

Capital Expenditures
Capital expenditures were $7.4 million for the twelve months of 2016, compared to $10.6 million for 2015. The majority of our capital expenditures for 2016 have supported our Supply Chain Management Group.

Litigation Settlements

•
Heritage Litigation - In January 2017, the United States District Court for the Eastern District of Virginia reduced a previous jury award against VSE of $4.8 million to $3.5 million in our litigation with Heritage Disposal & Storage, LLC (“Heritage”). Heritage was a subcontractor that sued us over a contractual dispute spanning from 2010-2015. In February 2017 we settled this litigation with a payment to Heritage of approximately $3.3 million. In respect of the Heritage litigation, we recorded an expense of $1.2 million in the second quarter and the balance of approximately $2.1 million in the fourth quarter of 2016.

•
Anchorage Litigation - VSE’s subsidiary ICRC settled the long standing Port of Anchorage, Alaska lawsuit regarding construction management services from 2007-2010 and a related insurance coverage action, for a total payment to Anchorage of $3.75 million, of which $3.0 million was provided by our insurers. This settlement was recorded in the fourth quarter of 2016.

•
U.S. Maritime Administration - We reached a settlement to close out ICRC’s U.S. Maritime Administration contracts, resulting in a $1.4 million benefit, net of legal expenses, to our operating income for 2016.

For additional discussion of these former litigation matters, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016 that will be filed with the Securities and Exchange Commission (“SEC”) on or about March 1, 2017 (the “2016 Form 10-K”).

Operational Highlights

•
Revenues from our Federal Services Group increased by 83% for the twelve months of 2016 as compared to 2015. This increase was the result of growth in our Foreign Military Sales (“FMS”) support contract with the Naval Sea Systems Command (“NAVSEA”), our equipment refurbishment services at Red River Army Depot, and a full year of revenue from our logistics support services at Fort Benning Logistics Readiness Center.

•
Our Federal Services Group has been selected for one of seven full and open prime contracts awarded to support the United States Air Force Contract Field Teams (CFT) Program. VSE will compete for task orders issued under this Indefinite Delivery/Indefinite Quantity (ID/IQ) contract over a seven-year period. While we cannot determine the level of business this contract will generate, the maximum ceiling for the contract is $11.4 billion inclusive of all awardees.

•	Our Federal Services Group was awarded a 14-month contract extension to support the 63rd Regional Support Command. This extension has a total potential value of $21 million to VSE.

•
Our Federal Services Group was awarded several delivery orders during the fourth quarter of 2016 to provide support under our NAVSEA FMS contract. The periods of performance for these delivery orders range between four and 14 months, and the delivery orders have a combined funded value of approximately $5.5 million.

Non-GAAP Financial Information
This financial results release contains financial measures above under the caption “Non-GAAP Financial Information (unaudited)” that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G, including EBITDA and Adjusted EBITDA. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets, and depreciation and other amortization. Adjusted EBITDA represents EBITDA, as defined above, adjusted for changes in earn-out obligations from acquisitions and transaction costs associated with acquisitions. These adjustments are intended to highlight non-operational, unusual or non-recurring items. Non-GAAP financial information should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to our 2016 Form 10-K for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.